INTEREST AND LIABILITIES CONTRACT

                                       to

                       RETROCESSIONAL REINSURANCE CONTRACT

                                     between
                       SOUTHERN HERITAGE INSURANCE COMPANY
                                 DULUTH, GEORGIA

                                       and

                        DONEGAL MUTUAL INSURANCE COMPANY


It is hereby agreed by and between Southern Heritage Insurance Company (Southern Heritage), Duluth, Georgia, and Donegal Mutual Insurance Company (Donegal) that Donegal will assume and retrocede a 100% share and Southern Heritage will assume a 100% share of the retrocession of the Interests and Liabilities as set forth in the attached Retrocessional Reinsurance Agreement effective January 1, 2000 until terminated.

This Contract made and executed in duplicate this 10th day of March, 2000

SOUTHERN HERITAGE INSURANCE COMPANY


/s/ Ralph G. Spontak
-------------------------------------------
RALPH G. SPONTAK, SECRETARY


DONEGAL MUTUAL INSURANCE COMPANY

/s/ Donald H. Nikolaus
-------------------------------------------
DONALD H. NIKOLAUS, PRESIDENT

                     REINSURANCE AND RETROCESSION AGREEMENT

                                     between
                       SOUTHERN HERITAGE INSURANCE COMPANY
                                 DULUTH, GEORGIA

                                       and

                        DONEGAL MUTUAL INSURANCE COMPANY


Article 1  Business Covered

This Agreement, subject to the terms and conditions herein contained, is for Donegal Mutual Insurance Company (Donegal) to indemnify Southern Heritage Insurance Company (Southern Heritage), Duluth, Georgia, in respect of the net liability as herein provided and specified which may accrue to Southern Heritage as a result of any loss or losses which may occur during the term of this Agreement under any and all binders, policies, and contracts of insurance or reinsurance (hereinafter referred to as "policy" or "policies") heretofore or hereafter issued or entered into by or on behalf of Southern Heritage and for Donegal to retrocede the net liability back to Southern Heritage and Southern Heritage to assume the net liability back from Donegal as part of the retrocession.


Article 2  Territory

This Agreement shall cover wherever Southern Heritage's policies cover.

Article 3  Exclusions

This Agreement shall not cover:
A. Business classified by the Reinsured as:

     (1) Overhead transmission and distribution lines and their supporting structures other than those on or within 150 meters (or 500 feet) of the insured premises. It is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverage are not subject to this exclusion provided that these are not part of a transmitter's or distributor's policy.

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     (2)  Pools, Associations, or Syndicates, including State Insurance Guaranty
          Associations. However, such operations which Southern Heritage is obliged to cover by reason of membership or participation in any Automobile Assigned Risk Pool, Plan or Facility, any FAIR Plan, or any Coastal Pool are not to be excluded. Furthermore, this exclusion shall not apply to any Inter-Company Pooling.

     (3)  Insurance on Growing and/or Standing Crops.

     (4) Reinsurance of any kind assumed by the Reinsured, except local agency reinsurance accepted in the normal course of business.

     (5)  Bridges, tunnels and art collections valued at over $150,000,000.

     (6)  Aviation.

     (7)  Insolvency Funds, as per clause attached.

     (8)  Flood, when written as such.

B.   Extra Contractual Obligations and Loss in Excess of Original Policy Limits
     - Extra Contractual Obligations" are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by Southern Heritage to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal consequent upon such action.

     The term "Loss in Excess of Original Policy Limits" shall mean a net loss of Southern Heritage which is in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of the following: failure by Southern Heritage to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer or settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal

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     consequent upon such action.

C.   Fidelity, Surety, Credit, Title, Insolvency and Financial Guaranty.

D. Loss or Liability excluded by the provisions of the Nuclear Incident Exclusion Clause - Physical Damage Reinsurance, as per clause attached hereto.

E.   War, as defined in the original policy.

F.   Ocean Marine

Article 4  Term

This Agreement shall become effective on January 1, 2000 at 12:01 A. M.
Standard Time. It is unlimited as to its duration and may be terminated by either party upon giving ninety (90) days notice of cancellation in writing. In the event either party terminates in accordance with the above, it is understood that all transactions coming within the terms of this Agreement will continue in effect within the said ninety (90) days and that losses well be included within the contract on a cut-off basis (losses with dates of loss within the contract period only will be included).

Article 5  Definition of Loss Occurrence

The term "Loss Occurrence" shall mean any one occurrence or series of occurrences arising out of one event.

Article 6  Net Retained Lines

This Agreement applies only to that portion of any insurance or reinsurance covered by this Agreement which Southern Heritage retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which Southern Heritage retains net for its own account shall be included. It being understood and agreed that the amount of Donegal's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Southern Heritage to collect from any other reinsurers whether specific or general any amounts which may have become due from them whether such inability arises from the insolvency of such other reinsurer or otherwise.

Article 7  Ultimate Net Loss Incurred

The term "Ultimate Net Loss Incurred" shall be understood to

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mean the actual loss or losses incurred or to be incurred by Southern Heritage under its policies, such loss or losses to include expenses of litigation, if any, interest accrued where such interest is part of the judgement and all other loss expenses of Southern Heritage including legal expenses and costs incurred in connection with coverage and validity questions and legal actions connected thereto which are allocable only to a specific claim or action on policies covered hereunder less proper deductions for all recoveries (including amounts recoverable under other reinsurance) and salvages actually made by the Southern Heritage; provided always that nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until Southern Heritage's ultimate net loss has been ascertained.

All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the said settlement and all necessary adjustments shall be made by the parties hereto.

Article 8  Ceding and Retroceding Net Loss

A. As of the effective date and time of this agreement Southern Heritage will cede and Donegal will accept 100% of Southern Heritage's Net Liability for losses. Net Liability for losses includes case basis reserves and reserves for allocated loss adjusting retained for Southern Heritage's own account in accordance with Article 6. Thereafter Southern Heritage will cede and Donegal will accept 100% of Southern Heritage's Net Losses Incurred, Net losses incurred include losses and allocated loss adjusting expense incurred in accordance with Article 6.

B. As of the effective date and time of this agreement Donegal will retrocede and Southern Heritage will accept 100% of the net liability for losses Donegal assumed from Southern Heritage and, thereafter, Donegal will retrocede 100% of the Net Incurred Losses it assumed from Southern Heritage including allocated loss adjusting expenses incurred.

Article 9  Rate and Premium

Southern Heritage shall pay to Donegal and Donegal will retrocede to Southern Heritage during the term of this Agreement Net Earned Premium Income of Southern Heritage during such term in respect of business the subject matter of this Agreement.

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The term "Net Earned Premium Income" as used herein shall be understood to mean gross premiums earned by Southern Heritage less premiums for reinsurance which inure to the benefit of this Agreement.

All premiums and losses paid under this Agreement shall be made in United States currency.

Article 10 Access to Records

Southern Heritage and Donegal, by their duly appointed representatives, shall have the right at any reasonable time, to examine all papers in the possession of the other referring to business effected hereunder.

Article 11 Errors and Omissions

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made. Such delay, omission or error shall be rectified immediately upon discovery.

Article 12 Rate and Premium

As a precedent to any right of action hereunder, if any dispute shall arise between Southern Heritage and Donegal with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within thirty days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or retired executive officers of insurance or reinsurance companies or Underwriters at Lloyd's, London not under the control of either party to this Agreement.

The Arbitrators shall interpret the Agreement and make their decision with regard to the custom and usage of the insurance and reinsurance business. They shall issue their decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence, but in

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which cross examination and rebuttal shall be allowed. They shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language.

The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration shall take place in the state of Georgia.

Article 13 Insolvency Funds Exclusion Clause

This Agreement excludes all liability of Southern Heritage arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

The term of this exclusion shall not operate so as to result in a diminution of the subscribing Reinsurer's obligation to the Company under policy obligations subject to cessions under this Agreement.

Article 14 Reporting and Settlement

Southern Heritage shall provide to the reinsurer, no less frequently than at the end of each quarter, the necessary reports needed to document the calculation of premiums and losses ceded under this agreement. Net amounts due under this contract must be remitted within 15 days from the issuance of said reports.

Article 15 Insolvency

In the event of the insolvency of the Reinsured, this reinsurance shall be payable directly to the reinsured, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however that the liquidator,

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receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that they may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.


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